NEWS

For Release:  February 3, 2003

Contact:  Financial:  Joseph F. Morris
                      Senior Vice President, Chief Financial Officer & Treasurer
                      (215) 443-3612 or morris@penn-america.com
                                        -----------------------
          Media:      David Kirk, APR
                      (610) 792-3329 or davidkirk@thePRguy.com
                                        ----------------------
Summary: Penn-America Group, Inc. (NYSE:PNG) executives to present at investor events

         HATBORO, PA (February 3, 2003) --Executives of Penn-America Group, Inc. (NYSE:PNG) will make public investor presentations at the Tenth Annual Emerald Groundhog Day Investment Forum in Philadelphia (February 6) and at The Wall Street Analyst Forum's Institutional Investor Conference in New York (March 5.) Telephone (215) 773-7749 for location, time and reservation information for the February 6 Philadelphia event. Telephone (802)-253-7596 for further information about the March 5 New York event.


         The February 6 event will be broadcast via webcast at 2:20 p.m. Eastern time at http://www.precisionmedia.com/emerald/gd2003_schd.htm.
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         The March 5 event also will be broadcast via webcast at 1:20 p.m.
Eastern time at:

http://events.onlinebroadcasting.com/fdfn/wsaf/030303/index.php.
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         Jon S. Saltzman, president and chief executive officer and Joseph F.
Morris, senior vice president, chief financial officer and treasurer, will deliver the February 6th presentation and Morris will present at the March 5th conference.


         Penn-America Group, Inc. (NYSE: PNG) is a specialty property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines market.





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Forward-Looking Information

Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; and (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2001 10-K/A.

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